                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                                TRUE HEALTH, INC.
             (Exact name of registrant as specified in its charter)


                  Utah                                          75-2263732
(State or other jurisdiction of                                 (I.R.S. Employer
incorporation or organization)                                  identification
No.)


                                 5 Tansey Circle
                              Mesquite, Texas 75149
                    (Address of principal executive offices)


                              CONSULTING AGREEMENT
                              (Full title of plan)

                                Krista Castleton
                          8661 S. Highland Dr., PMB 150
                                Sandy, Utah 84093
                     (Name and address of agent for service)
                                 (801) 485-7775
          (Telephone number, including area code of agent for service)



                                    Copy to:
                             Burkshire Capital Group
                           13907 Montfort Drive #1222
                               Dallas, Texas 75240


                         CALCULATION OF REGISTRATION FEE

                                          Proposed maximum       Proposed maximum
Title of securities.    Amount to be      offering price         Aggregate offering       Amount of
to be registered . .    Registered (1)    per share (2)          Price                    fee

Common Stock            400,000           $0.10                  $40,000                  $3.68
 ( $0.01 value)


(1) Represents 400,000 shares of Common Stock to be issued to a director of Burkshire Capitol Group as compensation for services rendered by Burkshire Capital Group pursuant to a consulting agreement.
(2) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457( c ) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average of the bid and asked prices per share of the registrant's common stock reported by the OTC NASDAQ Stock Market on April 11, 2002.

PART I

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a)of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by True Health, Inc., (the "Company") with the Commission (File No. 000-30351) are incorporated in and made part of this registration statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference.

(1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

(2) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2000 through the date hereof;

(3) the Registrant's Form SB-2A filed on January 18, 2000 pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Registrant's outstanding Common Stock, and

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing such documents.

For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5 INTERESTS OF NAMED EXPERTS

David Cawthon and James Stephans do consulting work for True Health, Inc., from time to time and are being issued 400,000 shares of the Company's common stock as consideration for consulting services.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall indemnify any Director or Officer, or former Director or Officer of the corporation or any person who may have served at its request as a Director or Officer or another corporation in which it owns shares of capital stock, or of which it is a creditor, against reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of any civil, criminal or administrative action, suit or proceeding in which he is made a party or with which he is threatened by reason of being or having been or because of any act as such Director or Officer, within the course of his duties or employment, except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of his duties. The corporation may also reimburse any Director or Officer for the reasonable costs of settlement of any such action, suit or proceeding, if it shall be found by a majority of a committee composed of the Directors not involved in the matter in controversy, whether or not a quorum, that it was to the interests of the corporation that such settlement be made and that such Director or Officer was not guilty of negligence or misconduct. The right of indemnification herein provided shall extend to the estate, executor, administrator, guardian and conservator of any deceased or former Director or Officer or person who himself would have been entitled to indemnification. Such rights of indemnification and reimbursement shall not be deemed exclusive or any other rights to which such Director or Officer may be entitled under any statute, agreement, vote of shareholders, or otherwise.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8. EXHIBITS

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

ITEM 9. UNDERTAKINGS

(a) The Company hereby undertakes to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities
Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a) (I) and (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

The Company hereby agrees that, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

The Company hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

The Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persona in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mesquite, state of Texas on April 11, 2002.

TRUE HEALTH, INC.

 By:  /s/   Richard Stokley                        By:    /s/  Earl D. Milton
    ----------------------------------------           -----------------------------------
    Richard Stokley, Chief Executive Officer           Earl D. Milton, Secretary/Treasurer

INDEX TO EXHIBITS




EXHIBIT                                                  SEQUENTIALLY
NO.          DESCRIPTION                                 NUMBERED PAGES


4.1          Consulting Agreement: Burkshire Capital Group: James Stephens,
             David Cawthon

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1         Consent of   Bateman & Col, Inc. P.C.

23.2         Consent of Counsel (23.2 included as part of Exhibit 5.1)